Exhibit 10.1


                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement ("Agreement") is entered into as of January 3, 2005 between Cosi, Inc., a Delaware corporation, and any successor thereto (collectively, the "Company"), and Jonathan M. Wainwright, Jr. (the "Executive").

      The Executive and the Company agree as follows:

      1. The employment relationship between the Executive and the Company terminated, by mutual agreement, on December 9, 2004 (the "Effective Date"). In lieu of written notice of the Executive's termination pursuant to Section 10 of the Employment Agreement between the Executive and the Company, dated August 20, 2003 (the "Employment Agreement"), the Executive shall be paid an amount equal to his pro rata bi-weekly salary for the period commencing December 10, 2004, through December 27, 2004, payable on the first pay date following the Commencement Date. For purposes of this Agreement, the "Commencement Date" shall be the date the Agreement is executed by the Executive. The Company shall reimburse the Executive for all reimbursable expenses incurred by the Executive through December 9, 2004, and submitted to the Company with proper receipts, in accordance with the Company's then-current expense policy and the Employment Agreement. Except for the amounts expressly set forth in this Section 1 and in
Section 2 below, no other compensation or benefits are due to the Executive under this Agreement, the Employment Agreement or otherwise.

      2. The Company has agreed to pay the Executive severance payments and other benefits as set forth on Annex 1 hereto. The Company shall have the right, upon due notice to the Executive, to set off any amounts due and owing by the Executive to the Company against any severance payments due and owing by the Company to the Executive.

      3. The Executive agrees to and shall promptly return to the Company, at the Company's corporate offices or such other location as may be directed by the Company, all property of the Company in the Executive's control or possession, including, without limitation, confidential information of the Company, files and documents, keys, and key cards.

      4. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of the Executive pursuant to the Employment Agreement and this Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Executive Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. Notwithstanding the foregoing provisions of this
Section 3, the release given by the Executive hereunder shall not apply to, and the Executive shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to (i) the obligations of the Company to indemnify and hold harmless the Executive, including, without limitation, with respect to the shareholder class action suit pending in the United States District Court for the Southern District of New York as of the date hereof (In Re Cosi, Inc. Securities Litigation, Case No. 03-CV-812 (JGK)),
(ii) all directors and officers liability insurance coverage applicable to the Executive, (iii) the Executive's rights to enforce the terms of this Agreement, and (iv) any and all benefits to which the Executive shall be entitled under the terms of the Company's employee benefit plans.

      5. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

      6. The Executive agrees he will not make, or cause any other person to make, any false, disparaging or derogatory statements regarding the Company or its subsidiaries or any of their respective current or former shareholders, directors, officers, employees, agents or representatives. The Executive further agrees not to take any action or make any statement the effect of which would be directly or indirectly to materially impair the goodwill of the Company, including, but not limited to, any action or statement intended, directly or indirectly, to benefit a competitor of the Company. The Company shall take all reasonable measures to cause the senior officers and directors of the Company (in their respective capacities as senior officers and directors of the Company) not to make any false, disparaging or derogatory statements regarding the Executive.

      7. Notwithstanding any provision of this Agreement to the contrary, (i) the rights and benefits of the parties set forth in Sections 6, 7, 8 and 9 of the Employment Agreement shall remain in full force and effect following the execution of this Agreement to the extent necessary to give effect to the terms thereof and (ii) the Company shall indemnify the Executive to the fullest extent permissible under its by-laws as in effect on the date hereof, including, without limitation, with respect to the shareholder class action suit pending in the United States District Court for the Southern District of New York as of the date hereof (In Re Cosi, Inc. Securities Litigation, Case No. 03-CV-812 (JGK)). The Executive agrees that he will cooperate with the Company with respect to any suit filed, or investigation undertaken, against the Company.

      8. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on the Effective Date.

      9. The Executive agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or executives. The Executive will take no action which would reasonably be expected to lease to unwanted or unfavorable publicity to the Company.

      10. The Executive agrees to cooperate reasonably with the Company and its counsel in regard to any litigation, investigation, or similar action presently pending or subsequently initiated involving matters of which the Executive has knowledge as a result of Executive's employment with the Company. Such reasonable cooperation shall consist of the Executive making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity. The Executive shall not receive any additional compensation for rendering such assistance.

      11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

      12. This Agreement and the Employment Agreement (to the extent set forth in Section 7 hereof) represent the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      13. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

      14. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one and the same instrument.

      15. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:  89 Washington Place  #2M
                   New York, NY  10011
                   Attn: Jonathan M. Wainwright, Jr.

To the Company:    Cosi, Inc.
                   1751 Lake Cook Rd., 6th Floor
                   Deerfield, Illinois  60015
                   Attn: General Counsel

      16. In the event, and at such point, that the Company elects to make a formal communication to its employees or any other public disclosure regarding Executive's departure from the Company, other than substantially in the form of the draft 8-K disclosure in Annex II attached hereto, the Company agrees to review the content thereof with Executive prior to distributing any such formal communication or making any such filing.

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

      The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                    COMPANY:

                                    COSI, INC.

                                    By:     /s/ Kevin Armstrong
                                         ------------------------------------
                                         Name:  Kevin Armstrong
                                         Title: CEO and President


                                    EXECUTIVE:

                                    /s/ Jonathan M. Wainwright, Jr.
                                    -----------------------------------------
                                    Jonathan M. Wainwright, Jr.

                                     ANNEX 1

                     To the Separation and Release Agreement
                          (Jonathan M. Wainwright, Jr.)

      The Executive shall receive the following severance payments and benefits, less any applicable withholding taxes:

      1) Payments in an amount equal to the total gross amount of Fifty Three Thousand Eight Hundred Forty-Six and 00/100 Dollars ($ 53,846), less applicable withholding taxes and deductions, payable in bi-weekly equal installments and subject to the Company's right of set off. Such payments shall commence as of the first pay date following the Commencement Date and shall continue on each such bi-weekly pay date thereafter until such amount is paid in full.

      2) Executive's medical and health benefits shall continue through December 31, 2004. Thereafter, in the event that Executive elects continuing benefits coverage pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Executive shall be responsible for payment of Executive's COBRA premiums.

      3) Each of the Company and the Executive acknowledges and agrees that all stock options held by the Executive, as set forth in Schedule A attached hereto, were 100% vested immediately prior to the Effective Date, and shall be exercisable through and including the date which is the fifth (5th) anniversary of the Effective Date, such date being December 9, 2009. Immediately following full execution of this Agreement and effective as of the Effective Date, the total number of fully vested options held by Executive in accordance herewith is Four Million Forty-One Thousand Eight Hundred Fifty Eight (441,858) options.

      4) Executive shall be permitted to retain for his personal use, at his sole cost and expense, the notebook computer and blackberry currently in his possession.

                                                        1/03/05          JMW
                                                        -------       ----------
                                                         Date         Executive
                                                                      (initials)


                                                        1/03/05          KWA
                                                        -------       ----------
                                                         Date          Company
                                                                      (initials)